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                          [LETTERHEAD]


               CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
GT Global Investment Portfolios, Inc.:


     We hereby consent to the inclusion of our report dated February 17, 1998 on our audit of the financial statements and financial highlights of the GT Global Dollar Fund as of December 31, 1997 in the Statement of Additional Information with respect to the Post-Effective Amendment to the Registration Statements on Form N-1A under the Securities Act of 1933, as amended, of the GT Global Investment Portfolios, Inc. We further consent to the reference to our Firm under the captions "Financial Highlights" and "Other Information" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.

                                   /s/ Coopers & Lybrand L.L.P.

                                   COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
March 6, 1998